Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:	MEDIA CONTACTS:

Cardima, Inc.	Investor Relations Group	Investor Relations Group
Barry D. Michaels	Gino De Jesus	Janet Vasquez
Interim Chief Financial Officer	John Nesbett	Dian Griesel, Ph.D.
(510) 354-0300	(212) 825-3210	(212) 825-3210
www.cardima.com

FOR IMMEDIATE RELEASE

CARDIMA ANNOUNCES FIRST QUARTER 2005 FINANCIAL RESULTS

FREMONT, Calif. (May 11, 2005) – Cardima®, Inc. (Nasdaq SC: CRDM), developer of the REVELATION® Tx, REVELATION® T-Flex and REVELATION® Helix microcatheter systems for the treatment of atrial fibrillation (AF), today reported financial results for the first quarter ended March 31, 2005.

Net sales for the first quarter ended March 31, 2005 decreased 13% to $555,000 from $636,000 for the same period in 2004. United States derived net sales fell 15% to $268,000 in the first quarter of 2005, compared with $317,000 in the same period of 2004. European derived net sales decreased 47% to $68,000 from $129,000 for the first quarters of 2005 and 2004, respectively. Net sales in Japan (Asia) increased 18% or $34,000 to $219,000 in the first quarter of 2005 from $185,000 for the same prior year period.

Net loss for the first quarter of 2005 decreased 1% or $29,000 to $2,329,000 or $0.02 per share, compared with $2,358,000 or $0.03 per share, for the first quarter of 2004. Operating expenses increased 22% to $2,697,000 for the first quarter of 2005 from $2,215,000 for the same period in 2004. Selling, general and administrative expenses increased 38% or $470,000 to $1,697,000 from $1,227,000 for the first quarters of 2005 and 2004, respectively. This increase was due to the implementation of a Sarbanes-Oxley compliance program in the first quarter of 2005. Research and development expenses decreased 35% to $642,000 in the first quarter of 2005 from $988,000 for the first quarter of 2004. Shares used in calculating the net loss per share increased to 101.4 million shares outstanding from 82.1 million shares. The increase in shares was due to the issuance of shares in connection with the private placement in November 2004.

Cardima has scheduled an investor conference call regarding this announcement to be held today, beginning at 4:30 p.m. Eastern Time. To participate in the live call via telephone, please call (800) 901-5259 (domestic) or (617) 786-4514 (international) and use participant passcode #23196452. Individuals interested in listening to the conference call via the Internet may do so by visiting the investor relations section of the Company’s Web site at www.cardima.com. A telephonic replay of this call will be available for 14 days starting from 3:30 PM Pacific Time on Wednesday, May 11, 2005 through 8:59 PM Pacific Time on Wednesday, May 25, 2005. Please call (888) 286-8010 (domestic) or (617) 801-6888 (international) and use participant passcode #53690762. The live webcast will be archived on Cardima’s website for one year.

About Cardima

Cardima, Inc. has developed the REVELATION® Tx, REVELATION T-Flex and REVELATION Helix linear ablation microcatheters, the NAVIPORT deflectable guiding catheters, and the INTELLITEMP energy management system for the minimally invasive treatment of atrial fibrillation (AF). The REVELATION Helix was developed for the treatment of AF originating in the pulmonary veins of the heart. The REVELATION Tx, REVELATION T-Flex and REVELATION Helix systems and the INTELLITEMP have received CE Mark approval in Europe. The Company has also developed a Surgical Ablation System, which is intended for cardiac surgeons use in ablating cardiac tissue during heart surgery using radio frequency (RF) energy. In February 2003, the Company announced that it had received FDA 510(k) clearance to market the Surgical Ablation System in the U.S. for use in ablating cardiac tissue.

Except for the historical information contained herein, the matters discussed in this press release, including the Company’s potential future events relating to the delisting of the Company’s common stock from Nasdaq, the sufficiency of its cash resources to fund continued operations, the performance and utility of its products and the prospects for entering into a strategic transaction for its Surgical Ablation System or otherwise raising necessary funding, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Potential risks and uncertainties include the risk that the Company’s common stock will be delisted from The Nasdaq SmallCap Market at the opening of business on May 17, 2005; the risk that if the Company does appeal the Nasdaq Staff’s Determination, such appeal will be unsuccessful; the risk that the Company will not be able to raise additional capital in the immediate term as needed to continue operations; uncertainties associated with the Company’s ability to secure a strategic transaction involving its Surgical Ablation System; the risk that the Company will be unable to obtain U.S. FDA approval for the Company’s PMA for the REVELATION® Tx linear ablation microcatheter system, including uncertainties associated with its ability to revise the study design and collect data acceptable to the FDA; the risk that the approval process for the REVELATION Tx or any other product, including additional clinical trials, will require substantial unanticipated expenses and management attention; the limited number of cases employing the Company’s products and the limited amount of follow-up information involving these cases; the possibility of business disruption or unanticipated expenses due to the Company’s staffing reduction and financing efforts; and uncertainties associated with its ability to conduct successful clinical trials, obtain and maintain regulatory approvals, gain acceptance for the Company’s products from the marketplace or successfully manufacture, market, sell and distribute its products. Additional risks are set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and Annual Report on Form 10-K for the year ended December 31, 2004. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company’s plans or expectations.

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(Financial Tables Follow)

Cardima, Inc.

Statements of Operations

(Unaudited)

In thousands, except per share amounts

	Three months ended March 31,
	2005	2004
Net sales	$555	$636
Cost of Goods sold	444	718

Gross margin	111	(82)

Operating expenses:
Research and development	642	988
Selling, general and administrative	1,697	1,227
Impairment of assets	358	—

Total operating expenses	2,697	2,215

Operating loss	(2,586)	(2,297)

Interest and other income, net	259	(24)
Other non-cash expense	—	(33)
Interest expense	(2)	(4)

Net loss	$(2,329)	$(2,358)

Basic and diluted net loss per share	$(0.02)	$(0.03)

Weighted average shares used in computing basic and diluted net loss per share	101,391	82,051

Selected Balance Sheet Data

(Unaudited)

In Thousands

	March 31, 2005 (Unaudited)	December 31, 2004*
Cash, cash equivalents and short term investments	$1,718	$3,854
Working capital	2,200	4,158
Total assets	4,210	6,537
Total liabilities	1,989	1,998
Stockholders’ equity	2,221	4,539

*	Derived from audited financial statements included in the Company’s Annual report on form 10-K.

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